                          Exhibit F-2

25 Research Drive, Westborough, Massachusetts 01582
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               February 16, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:     File No. 70-9089

Dear Commissioners:

     By Orders of the Commission dated October 29, 1997 (HCAR No. 26768) and June 2, 1998 (HCAR No. 26881) in File No. 70-9089, certain subsidiaries of New England Electric System (NEES) (now, National Grid USA) were authorized to enter into short-term borrowing arrangements through October 31, 2001.

     By Order of the Commission dated March 15, 2000 (HCAR no. 35-27154) in File Nos. 70-9473 and 70-9519, the existing financing authority was extended through May 31, 2003, and the addition as lenders to the Money Pool of Intermediate Companies (as defined in the Order) and all other newly formed or acquired or nonparticipating National Grid USA subsidiaries was authorized.

     By Post-Effective Amendment No. 3 to the Application/Declaration in File No. 70-9089, certain of the borrowing companies sought to increase their borrowing authorizations, as follows:

     Borrowing Company     Borrowing Authority

               Old     Requested

     Massachusetts Electric Company     $150,000,000     $275,000,000
     (Mass Electric)

     Nantucket Electric Company     $  5,000,000     $  6,000,000
     (Nantucket)

     The Narragansett Electric Company     $100,000,000     $145,000,000
     (Narragansett)

     National Grid USA Service
     Company, Inc.     $ 12,000,000     $ 60,000,000
     (Service Company)

     No additional approval of any state or other Federal commission is necessary for these increases in borrowing authority other than that of the Securities and Exchange Commission.

     The Boards of Directors of the four named companies have authorized borrowings consistent with the old borrowing limitations. Further action of these boards will be required prior to increasing short-term indebtedness to the new limits.

     The Articles of Organization and By-Laws of Mass Electric and the Preferred Stock Preference Provisions of Narragansett had each contained a restriction on unsecured indebtedness as a percentage of capitalization. By votes of the preferred stock of each company on December 12, 1997, those provisions have been removed. (See HCAR No. 26774, File No. 70-9143)

     Based upon the foregoing, and subject to appropriate action by your Commission under the Act, it is my opinion that, in the event the proposed transactions are consummated in accordance with the Statement,

     (a)All state laws applicable to the proposed transactions will have been complied with;

       (b)Each of Mass Electric, Nantucket, Narragansett, and Service Company is duly organized and validly existing; and any notes representing their borrowings, when duly executed and delivered and when the consideration therefor has been received, will be valid and binding obligations thereof in accordance with the terms of the notes, subject to laws of general application affecting the rights and remedies of creditors;

     (c)Each of the participating companies will legally acquire the appropriate interest in any borrowing by any other member of the Money Pool; and

     (d)The consummation of the proposed transaction will not violate the legal rights of the holders of any securities of Mass, Nantucket, Narragansett, or Service Company or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the statement on Form U-1, as amended, filed with the Securities and Exchange Commission with reference to the proposed transactions.

               Very truly yours,

               s/ Kirk L. Ramsauer

               Kirk L. Ramsauer
               Deputy General Counsel